Unitrin Announces Estimate of Losses from Hurricane Gustav

CHICAGO - (BUSINESSWIRE) - September 2, 2008 -- Unitrin, Inc. (NYSE:UTR) announced today that its preliminary estimate of losses related to Hurricane Gustav is a range of $10 to $15 million after tax. Unitrin stressed that this estimate is subject to change as claims continue to be reported and adjusted.

This release contains information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. These include statements relating to future actions or events and the outcome of contingencies.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this report. Such statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors will be important in determining Unitrin's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Unitrin assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this report. The reader is advised, however, to consult any further disclosures Unitrin makes on related subjects in filings made with the Securities and Exchange Commission.

Unitrin is a financial services company focused on creating shareholder value by providing a diverse array of insurance and automobile finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Kemper® and Unitrin Specialty, which sell automobile, homeowners and other personal insurance and commercial automobile insurance through networks of independent agents, and Unitrin Direct, which sells automobile and homeowners insurance directly to consumers or through employer-sponsored voluntary benefit programs. Unitrin's Life and Health Insurance businesses bring a high-level of personalized service to their customers. Unitrin's automobile finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

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CONTACT:

Unitrin, Inc.

David F. Bengston at (312) 661-4930 or

via e-mail at investor.relations@unitrin.com